EXHIBIT 99.1

At eGames:                     AT FINANCIAL RELATIONS BOARD:
----------                     -----------------------------
Jerry Klein                    Glenn Sapadin (212) 661-8030 (General Inquiries)
President and CEO              Elisa Mailman (212) 661-8030 (Investor Inquiries)
(215) 750-6606 ext. 118        Deanne Eagle (212) 661-8030 (Media Inquiries)
jklein@egames.com


For Immediate Release

    eGames Inc. Announces Results For Third Quarter And First Nine Months of
                                   Fiscal 1999

Key 3Q Operating Highlights:
----------------------------
o Company Changes Name From RomTech to eGames
o Company enters into new distribution and marketing agreement with Digital River for Electronic Software Delivery (ESD)
o Hits to www.eGames.com web page increase online sales by 240%
o Company repurchases 201,900 shares of eGames' stock at an average price of
  $1.94

LANGHORNE, Pa., April 20, 1999 -- eGames, Inc. (Nasdaq:EGAM), the leading provider of Family Friendly(TM), value-priced computer software games for players of all ages, today announced results for the third fiscal quarter and nine months ended March 31, 1999. These results are consistent with the Company's announcement of April 5th.

Net sales for the quarter ended March 31, 1999 were $2,521,715 versus sales of $2,953,543 for the comparable quarter a year earlier, a decrease of 14.6%. Net income for the third fiscal quarter was $75,254, or $0.01 per diluted share versus $607,318, or $0.06 per diluted share for the third quarter a year earlier.

The Company's results for its third fiscal quarter of 1999 reflect a reduction in sales stemming from the transition associated with the launch of eGames' new sales strategy. This strategy is primarily designed to increase the Company's sales directly to retailers and is expected to improve the Company's operating margins and expand its North American retail distribution going forward.


NINE MONTH RESULTS
------------------
Sales for the nine months ended March 31, 1999 increased 17.6% to $8,639,041, versus sales of $7,344,727 for the same period a year earlier. Net income for the first nine-months of fiscal 1999 was $1,325,589, or $0.13 per diluted share, versus net income of $1,269,067, or $0.13 per diluted share, for the comparable nine month period of fiscal 1998. Of note, bottom-line results for the first nine months of fiscal 1999 reflect a significantly increased tax rate over that of the first nine months of fiscal 1998.

Diluted earnings per share for the first nine months of fiscal 1999 have already exceeded the $0.12 diluted per share earnings reported for full-year fiscal 1998, reflecting the effective implementation of the Company's focused business strategy. Management remains comfortable with its previously revised earnings' goal of between $0.18 and $0.20 for the 1999 fiscal year.

As of March 31, 1999, the Company's balance sheet remained strong with $1.8 million in cash and cash equivalents and $367,000 in long-term debt. Long-term debt is down slightly from approximately $415,000 at March 31, 1998. As of March 31, 1999, the Company's long-term debt to equity ratio was 8.6%.

REVISED SALES STRATEGY
----------------------
On April 5, eGames announced that it had revised its exclusive North American distribution relationship with GT Interactive Software Corporation's Value Products Division ("GT Value Products," a division of GT Interactive Software Corporation, Nasdaq: GTIS). Under the revised distribution relationship, GT Value Products will continue to serve as the Company's exclusive distributor for WalMart, Target and Kmart stores. The former distribution agreement between the Company and GT Value Products, which had required that all of the Company's products in North America be distributed to retail outlets through GT Value Products, has been terminated.

As a result of the change in the Company's relationship with GT Value Products, the Company will be able to pursue relationships with other distribution partners as well as direct sales to retailers.


MANAGEMENT'S COMMENTS
---------------------
"We are optimistic regarding the Company's new sales strategy and the anticipated effect it will have on our ability to continue to grow both our top and bottom line going forward. We expect that our new distribution strategy will enable us to increase our operating margins while maintaining our low price points. Since a large percentage of our margins traditionally went to our distribution partner, we expect that we will begin realizing a significant portion of the benefits of this new arrangement in the near future," stated Jerry Klein, President and Chief Executive Officer of eGames.

"Our commitment to the value-priced, family-friendly software gaming market combined with the increasing popularity of our Galaxy Software brand are key elements of our focused, long-term business strategy. Going forward, we seek to expand our domestic and international reach, both by creating new strategic relationships and aggressively implementing our e-commerce strategy," continued Mr. Klein.

"With respect to the progress of our e-commerce strategy, the number of hits registered to our egames.com web site has significantly increased since last quarter, resulting in a 240% increase in online sales over the past three months. In January we announced a distribution and marketing agreement with Digital River, the leader in electronic software delivery (ESD), which has greatly enhanced our presence on the Internet. This means that consumers can now purchase any of our games online and begin playing them within minutes," concluded Mr. Klein.

Also during the third fiscal quarter, in February the Company changed its name from RomTech to eGames, Inc. and officially launched its www.eGames.com web site. This name change reflects the Company's commitment to the PC gaming market and its new Internet strategy as a means of complementing retail sales.

eGames' Board of Directors approved a $1 million stock buyback program on October 26, 1998. To date the Company has repurchased 201,900 shares at an average price of $1.94 per share.

eGames, Inc., headquartered in Langhorne, Pa., develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. eGames promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names ("Galaxy Software") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers.

eGames,  Inc.'s press  releases are available  free-of-charge  by fax by calling
1-800-PRO-INFO   and  entering   ticker  symbol  EGAM  or  at  Company  News  at
http:/www.prnewswire.com.

This press release contains certain forward-looking statements, including without limitation, statements regarding eGames' business strategy, the success of eGames' Galaxy branding strategy and Game Master Series product, eGames' revised sales strategy and anticipated sales and earnings' growth in 1999 and beyond. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond eGames' control. eGames cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the allocation of adequate shelf space for eGames' products in major chain retail stores; successful sell-through results for eGames' products at retail stores; downward pricing pressure; the timeliness and success of developing and selling products; the acceptance by the market of the Game Master and other Galaxy products; access to and control over distribution channels; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships and implement its Internet strategy; and various other factors described in eGames' reports, including Form 10-KSB, dated June 30, 1998, and Form 10-QSB dated December 31, 1998, filed by eGames (formerly RomTech) with the Securities and Exchange Commission.

                           -Financial Tables Follow-
                                  eGames, Inc.

                      Consolidated Statements of Operations
                                  (Un-audited)

                                                            Three months ended          Nine months ended
                                                                 March 31,                  March 31,
                                                        -------------------------   -------------------------

                                                            1999          1998          1999          1998
                                                        -----------   -----------   -----------   -----------
Net sales ...........................................   $ 2,521,715   $ 2,953,543   $ 8,639,041   $ 7,344,727

Cost of sales .......................................       937,492     1,115,977     2,954,800     2,752,600
                                                        -----------   -----------   -----------   -----------

Gross profit ........................................     1,584,223     1,837,566     5,684,241     4,592,127

Operating expenses:
    Product development .............................       260,534        99,553       703,166       239,833
    Selling, general and administrative .............     1,165,769     1,115,183     3,464,272     2,924,550
                                                        -----------   -----------   -----------   -----------
          Total operating expenses ..................     1,426,303     1,214,736     4,167,438     3,164,383

Operating income ....................................       157,920       622,830     1,516,803     1,427,744

Interest expense, net ...............................         8,146        13,608        32,427        37,617
                                                        -----------   -----------    ----------   -----------

Income before taxes .................................       149,774       609,222     1,484,376     1,390,127

Provision for income tax ............................        74,520         1,904       158,787         3,069
                                                        -----------   -----------   -----------   -----------
Net income ..........................................        75,254       607,318     1,325,589     1,387,058

Accretion of beneficial conversion
    feature on preferred stock ......................         - 0 -         - 0 -         - 0 -      (117,991)
                                                        -----------   -----------   -----------   -----------
Net income attributable
    to common stock .................................   $    75,254   $   607,318   $ 1,325,589   $ 1,269,067
                                                        ===========   ===========   ===========   ===========


Net income per common share:
            - Basic .................................   $      0.01   $      0.07   $      0.14   $      0.15
            - Diluted ...............................   $      0.01   $      0.06   $      0.13   $      0.13

Weighted average common shares
    outstanding - Basic  ............................     9,467,659     9,283,659     9,459,673     8,498,607

Dilutive effect of common stock equivalents .........       762,102       550,280       427,189     1,119,945

Weighted average common shares
    outstanding - diluted    ........................    10,229,761     9,833,939     9,886,862     9,618,552

                                  eGames, Inc.

                           Consolidated Balance Sheet
                                  (Un-audited)

                                                                       As of
                                                                     March 31,
                                    ASSETS                             1999
                                                                    -----------
Current assets:
   Cash and cash equivalents ...................................    $ 1,761,414
   Restricted cash .............................................         17,296
   Accounts receivable, net of allowances - $915,262 ...........      2,825,503
   Inventory ...................................................      1,105,675
   Prepaid expenses ............................................        101,178
                                                                    -----------
          Total current assets .................................      5,811,066

Furniture and equipment, net ...................................        399,493
Other assets ...................................................        547,413
                                                                    -----------
          Total assets .........................................    $ 6,757,972
                                                                    ===========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable ...............................................    $   169,572
   Accounts payable ............................................      1,126,238
   Accrued expenses ............................................        837,215
   Capital lease obligations ...................................         13,791
                                                                    -----------
          Total current liabilities ............................      2,146,816

Capital lease obligations ......................................         28,507
Notes payable ..................................................        188,408
Convertible subordinated debt ..................................        150,000
                                                                    -----------
          Total liabilities ....................................      2,513,731

Stockholders' equity:

   Common stock, no par value (40,000,000 shares authorized;
          9,791,508 issued) ....................................      8,796,889
   Additional paid in capital ..................................      1,148,550
   Accumulated deficit .........................................     (5,405,135)
   Treasury stock, at cost - 161,900 shares ....................       (277,928)
   Accumulated other comprehensive income/(loss) ...............        (18,135)
                                                                    -----------
          Total stockholders' equity ...........................      4,244,241
                                                                    -----------
          Total liabilities and stockholders' equity ...........    $ 6,757,972
                                                                    ===========